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                                                                       EXHIBIT H
SECURITIES AND EXCHANGE COMMISSION

(Release No.                     )


     AGL Resources Inc. ("AGLR"), a holding company registered under the Public Utility Holding Act of 1935 (the "Act"), located at 817 West Peachtree Street NW, 10th Floor, Atlanta, Georgia 30308, has filed an application-declaration under Sections 6(a), 7, 9(a), 10 and 12(f) of the Act.

     AGLR requests authorization to organize and fund a wholly-owned captive insurance company subsidiary for the purpose of providing key layers of insurance for AGLR and its associate companies. By using the captive to underwrite some risks and maintaining traditional insurance with respects to other risks, AGLR estimates that it can significantly reduce its cost of insurance without increasing the risk. The captive will cede to third party reinsurance carriers all risks that it underwrites above the current $1,000,000 self-insured retention of AGLR.

     The application-declaration and any amendments thereto are available for public inspection through the Commission's office of Public Reference. Interested persons wishing to comment or request a hearing should submit their views in writing by______________, 2001, to the Secretary, Securities and Exchange Commission, Washington, DC 20549, and serve a copy on the applicant-declarant at the address specified above. Proof of Service (by affidavit or, in the case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in this manner. After said date, the application-declaration, as filed or as it may be amended, may be permitted to become effective.

     For the Commission by the Division of Investment Management, pursuant to delegated authority.

                                             Jonathan G. Katz


                                             Secretary